Exhibit 10.65

AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment to Secured Convertible Promissory Note is made and entered into effective as of April 22, 2019, by and between EVO Transportation & Energy Services, Inc. (“Borrower”) and Theril H. Lund (“Noteholder”).

WHEREAS, Borrower and Noteholder are parties to a One Million One Hundred Forty Thousand Dollars ($1,140,000.00) Secured Convertible Promissory Note dated February 1, 2017 (the “Note”); and

WHEREAS, Borrower and Noteholder desire to amend the Note as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of Section 2. Section 2 of the Note is hereby deleted in its entirety and replaced with the following:

2.  Conversion of Note.

a)	Definitions.

i)	“Balance” means the outstanding principal balance due under this Note.

ii)	“Common Stock” means the common stock of Borrower, par value $0.0001 per share.

iii)	“Exchange Ratio” means the quotient of the Total Principal divided by the Total Shares, where the Total Principal equals $9,500,000 and the Total Shares equal 7,000,000 adjusted as follows:

(1)	If the Borrower shall at any time or from time to time after the date hereof effect a split or subdivision of the outstanding Common Stock, the Total Shares shall be proportionately increased.

(2)	If the Borrower shall at any time or from time to time after the date hereof combine or effect a reverse split of the outstanding shares of Common Stock, the Total Shares shall be proportionately decreased.

(3)	Any adjustment under this subsection iii shall become effective at the close of business on the date the split, subdivision, combination or issuance becomes effective.

iv)	“Listing Date” means the business day that immediately precedes the date of the notice of conversion provided by the Holder or the Borrower.

v)	“Stock Exchange” means the principal national securities exchange on which shares of Common Stock are listed.

vi)	“Triggering Event” means:

(1)	reorganization, recapitalization, reclassification, consolidation or merger involving the Borrower in which the Borrower is not the surviving or resulting corporation; or

(2)	the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Borrower of all or substantially all the assets of the Borrower taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Borrower if substantially all of the assets of the Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Borrower.

b)	Optional Conversion of Note by Holder. At any time and from time to time after the Anniversary Date, including at any time within 90 days after the Holder’s receipt of notice of the consummation of the Triggering Event, the Holder may, at the Holder’s option, convert (i) all or part of the Balance (such amount to be converted, the “Converted Principal Amount”) into a number of shares of Common Stock equal to the quotient of the Converted Principal Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio; and (ii) all or part of the then Accrued Interest (“PIK”) (such PIK amount to be converted, the “Converted PIK Amount”) into a number of shares of Common Stock equal to the quotient of the Converted PIK Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the greater of (A) The Exchange Ratio or (B) the closing price of a share of Common Stock as reported on the Listing Date on the Stock Exchange. The conversion option at any time under this Section 2.b is limited on a monthly basis to the number of shares of Common Stock equal to 10% of the thirty (30) day average trading volume of shares of Common Stock during the prior calendar month. For purposes of illustration, if the thirty (30) day average trading volume of shares of Common Stock is 100,000 for a given month, then the maximum aggregate number of shares into which the Holder may convert any Balance or PIK shall be 10,000 shares in the following month. If a Triggering Event occurs, and the Holder does not elect to convert all or any of the Balance or the PIK, or both, within 90 days after the Holder’s receipt from the Borrower of notice of the consummation of the Triggering Event, the right to convert by reason of that particular Triggering Event will then terminate, and the Note will be payable in accordance with the terms hereunder.

c)	Mandatory Conversion by Borrower.

i)	Subject to subsection ii of this Section 2.c, if on any date following the Anniversary Date, (i) the closing price as reported on the Listing Date on the Stock Exchange is an amount equal to or greater than $10.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), and (ii) if the average volume of shares of Common Stock traded on the Stock Exchange has equaled or exceeded 100,000 shares per day for the 30 days prior to the applicable date, Borrower may, at Borrower’s option, convert (A) all or part of the Balance (such amount to be converted, the “Mandatory Converted Amount”) into a number of shares of Common Stock equal to a quotient of the Mandatory Converted Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio and (B) all or part of the then accrued but unpaid interest (such amount to be converted, the “Mandatory Converted PIK Amount”) into a number of shares of Common Stock equal to the quotient of the Mandatory Converted PIK Amount(which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the greater of (1) The Exchange Ratio or (2) the closing price of a share of Common Stock as reported on the Listing Date on the Stock Exchange (each such event, a “Mandatory Conversion”).

ii)	At the time of any Mandatory Conversion, all shares of Common Stock into which any Mandatory Converted Amount or any Mandatory Converted PIK Amount may convert must be registered for sale in any public offering. Borrower and Holder each agree that the intent of this provision is to ensure that Holder may freely trade any Common Stock received as a result of any Mandatory Conversion.

d)	Procedure for Conversion.

i)	Voluntary Conversion. In order for the Holder to voluntarily convert all or part of the Balance or the PIK into shares of Common Stock, the Holder shall (A) provide written notice to the Borrower’s transfer agent at the office of the transfer agent for the Common Stock (or at the principal office of the Borrower if the Borrower serves as its own transfer agent) that the Holder elects to convert all or part of the Balance or the PIK, or both, identifying the Converted Principal Amount or the Converted PIK Amount, or both, to be converted. The notice shall state the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued.

ii)	Mandatory Conversion. In order for the Borrower to require conversion of all or part of the Balance or the PIK into shares of Common Stock, the Borrower shall provide written notice to the Holder that Borrower elects to convert all or part of the Balance or the PIK, or both, identifying the Mandatory Converted Amount or the Mandatory Converted PIK Amount, or both, to be converted. Upon receipt of such notice, the Holder shall provide to Borrower of the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued.

iii)	Other Requirements. The close of business on the date of receipt by the transfer agent (or by the Borrower if the Borrower serves as its own transfer agent) of the Holder’s notice of voluntary conversion or the Borrower’s notice of mandatory conversion shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the Balance or the PIK, or both, shall be deemed to be outstanding of record as of such date. The Borrower shall, as soon as practicable after the Conversion Time, issue and deliver to the Holder, or the Holders nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. The Borrower also shall provide to the Holder a proposed form of acknowledgement of the amount of the Balance or the PIK, or both, satisfied by the such conversion and receipt for such certificates, for the Holder to sign and return to the Borrower.

e)	Reservation of Shares. The Borrower shall at all times when the Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Balance or the PIK, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the full value of the Note, the Borrower shall take such corporate action as may be necessary or appropriate to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Borrower’s Certificate of Incorporation.

f)	Taxes. The Borrower shall pay any and all costs, expense, and taxes of issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Balance or the PIK pursuant to this Section 2. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax (if any) has been paid.

g)	Termination of Rights. Except for the rights to obtain certificates representing shares of Common Stock and as set forth in Section 2.d.iii above or Section 2.h below, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance, all of the Accrued Interest, and all other amounts due hereunder, whether or not this Note has been surrendered to Borrower for cancellation.

h)	Delivery of Stock Certificates. As promptly as practicable after any conversion of this Note into shares of Common Stock as provided herein, Borrower, at its cost and expense, shall issue and deliver to Holder the certificate or certificates evidencing the number of shares of Common Stock that are issuable to the Holder or the Holder’s nominees in connection with a conversion under this Section 2.

i)	Adjustment for Merger or Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Borrower in which Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the Balance then outstanding shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Borrower issuable upon conversion of the Balance outstanding immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.

2. All other terms and conditions of the Note shall remain as stated in the Note.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Promissory Note be executed effective as of the date first above written.

BORROWER:

EVO TRANSPORTATION & ENERGY SERVICES, INC.

/s/ John Yeros
By: John Yeros
Its: Chief Executive Officer

NOTEHOLDER:

By: Danny R. Cuzick, as Holders Representative on behalf of Theril H. Lund

/s/ Danny R. Cuzick
Danny R. Cuzick

[Signature Page to Amendment to Promissory Note]

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